Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Medical REIT Inc. ACQUIRES IRF Portfolio for $94 Million

EXERCISES $75 million of accordiOn feature on credit facility

Bethesda, MD — April 18, 2019 — Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMRE”) announced today that it completed the acquisition of four inpatient rehabilitation facilities from affiliates of CNL Healthcare Properties, Inc. (the “IRF Portfolio”) for an aggregate purchase price of $94 million, with an initial capitalization rate of approximately 7.3% and an estimated second-year capitalization rate of 7.6%, assuming the scheduled lease increases.

Jeffrey Busch, Chief Executive Officer, Chairman & President stated, “This acquisition is a testament to our disciplined underwriting and the value creation we are able to achieve through our net-lease medical portfolio. We believe the rent generated by this acquisition, in combination with the underlying cash flows generated through our existing real estate portfolio, are essential to creating a sustainable dividend and long-term stockholder value.” Mr. Busch concluded, “In addition, we are pleased with the accordion closing and appreciate the support our lenders provide to our long-term business and investment strategy.”

The IRF Portfolio is comprised of four inpatient rehabilitation facilities aggregating 207,204 square feet and leased to leading healthcare providers under long-term triple-net leases. Currently, all four leases have a weighted average remaining lease term of approximately 8.3 years and are expected to provide total annual rent of $6.9 million. Additional details regarding the leases are as follows:

▪	Las Vegas, Nevada (Encompass Health)

Comprised of 53,260 square feet with current annual rent of approximately $1.5 million, or $28.24 per square foot, and contains four, five-year renewal options, which are subject to rental rate increases equal to CPI (subject to a 15% cap) every five years, with the next increase due to go into effect in June 2020.

▪	Surprise, Arizona (Joint Venture between Cobalt Rehabilitation and Tenet Healthcare)

Comprised of 54,575 square feet with current annual rent of approximately $2.0 million, or $36.12 per square foot, and contains two five-year renewal options, which are subject to rental rate increases equal to the greater of (i) 2.0% or (ii) CPI (subject to a 3% cap) every year, with the next increase due to go into effect in January 2020.

▪	Oklahoma City, Oklahoma (Joint venture between Mercy Health and Kindred Healthcare)

Comprised of 53,449 square feet with current annual rent of approximately $1.9 million, or $35.02 per square foot, and contains three ten-year renewal options, which are subject to 2.5% rental rate increases every year, with the next increase due to go into effect in October 2019.

▪	Mishawaka, Indiana (St. Joseph’s Health System)

Comprised of 45,920 square feet with current annual rent of approximately $1.5 million. or $31.89 per square foot and contains two, five-year renewal options, which are subject to 2% rental rate increases every year, with the next increase due to go into effect in January 2020.

On April 15, 2019, the Company exercised $75 million of the $150 million accordion feature of its credit facility. The partial exercise of the accordion feature increases the term loan component of the credit facility from $100 million to $175 million and the total borrowing capacity under the credit facility to $425 million.

About Global Medical REIT Inc.

Global Medical REIT Inc. is net-lease medical office REIT that acquires purpose-built healthcare facilities and leases those facilities to strong healthcare systems and groups with leading market share. GMRE’s real estate portfolio is comprised of 84 buildings, which are primarily leased on a triple-net basis and contains over 2.1 million net leasable square feet. These assets are concentrated in secondary and tertiary markets across the United States. The Company’s management team has significant healthcare, real estate and REIT experience and has long-established relationships with a wide range of healthcare providers.

For more information on this transaction, please see the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) today for a more detailed description of the acquisition and lease terms, including the leases which are filed as exhibits to that Current Report on Form 8-K.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties are described in greater detail in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 11, 2019, and elsewhere in the reports the Company has filed with the SEC. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The Company undertakes no obligation to update these statements after the date of this release.

Investor Contact:

Mary Jensen

Investor Relations

(202) 524-6869

maryj@globalmedicalreit.com